N E W S R E L E A S E

CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2005 Second Quarter Results

23% Revenue Increase and 42% Operating Income Increase over 2004 Second Quarter

BUFFALO, N.Y. - July 27, 2005 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2005 second quarter which ended on July 1, 2005. Prior period results reflect CTG's divestiture of its business operations in The Netherlands, which had an effective date of January 1, 2004 and are reported as discontinued operations.

CTG reported 2005 second quarter revenues from continuing operations of $72.9 million, a 23% increase from 2004 second quarter revenues from continuing operations of $59.0 million. Operating income for the second quarter increased 41.6% to $1.2 million from $0.8 million in the 2004 second quarter. CTG's net income in both the 2005 and the 2004 second quarter was $0.6 million, or $0.04 per diluted share.

"CTG's second quarter financial performance met our expectations and reflects the continued strength in our strategic staffing business," said CTG Chairman and Chief Executive Officer James R. Boldt. "We added approximately 100 to our headcount in the second quarter, which combined with our first quarter increase of 700 billable employees, produced a 23% year-over-year increase in total Company revenue in the quarter. We are pleased with the second quarter increase in operating income and are solidly on track for double-digit top-line growth in 2005."

Mr. Boldt added, "Demand also remains very solid in Europe which achieved double digit revenue growth in the quarter. The demand for testing is very strong in our European markets which helped to offset a delay in a large healthcare engagement in the United Kingdom which we began working on in the second half of 20We are confident that we will again ramp up our services when this project resumes. We are also encouraged by opportunities in the financial services market with our first projects starting this quarter from our partnership with Polaris Software and activity from our Sarbanes-Oxley offering which also continues to be strong with excellent potential in the upcoming year based on recent extensions for compliance into 2006 for smaller and U.S. listed foreign companies."

For the 2005 first half, CTG reported revenues from continuing operations of $141.6 million, a 17% increase from 2004 first half revenues from continuing operations of $120.5 million. Year-to-date operating income in 2005 was $2.1 million, compared with $2.2 million in the same 2004 period. CTG's net income in the 2005 first half was $1.1 million, or $0.06 per diluted share, while the 2004 first half net loss was $2.9 million, or $0.17 per diluted share. The 2004 net loss included a $4.4 million loss from discontinued operations.

On May 12, 2005, CTG announced a 1.0 million share repurchase authorization in addition to an existing 210,000 share authorization. During the 2005 second quarter, CTG repurchased 84,400 of its shares in open market transactions. Mr. Boldt noted, "Since our repurchase announcement we have been actively purchasing shares while adhering to SEC volume limitations. Based on recent market conditions, we believe CTG's shares remain attractively valued and plan on continuing to repurchase our shares."

CTG also issued guidance for the third quarter of 2005. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the third quarter of 2005 will range from $73 million to $75 million and $0.03 to $0.05, respectively.

Mr. Boldt concluded, "Our customer-oriented strategy of focusing on staffing, higher-growth vertical markets and solutions that produce cost savings and address government mandates has permitted CTG to achieve significant top-line growth and consistent operating profitability. We are gratified with our results thus far in 2005. We believe our successful strategy and recent revenue growth continue to position CTG favorably for further improvements in our competitive position and financial performance."

Backed by 39 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,300 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2004 Form 10-K and Management's Discussion and Analysis section of the Company's 2004 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on Thursday July 28, 2005 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time July 28, 2005 and 1:00 PM Eastern Time August 1, 2005 by dialing

1-800-475-6701 and entering the conference ID number 769273.

COMPUTER TASK GROUP, INCORPORATED (CTG)
 Consolidated Statement of Operations

(amounts in thousands except per share data)
	For the Quarter Ended		For the Two Quarters Ended
	July 1, 2005	July 2, 2004	July 1, 2005	July 2, 2004
Revenue	$72,910	$59,047	$141,593	$120,494
Direct costs	56,505	43,196	108,675	88,049
Selling, general and administrative expenses	15,247	15,033	30,832	30,196
Operating income	1,158	818	2,086	2,249
Net other expense	(372)	(185)	(594)	(312)
Income from continuing operations before income taxes	786	633	1,492	1,937
Provision (benefit) for income taxes	163	(34)	385	488
Income from continuing operations	623	667	1,107	1,449
Loss from discontinued operations (including loss on disposal of $3.7 million in 2004)	-	(62)	-	(4,378)
Net income (loss)	$623	$605	$1,107	$(2,929)

Basic net income (loss) per share:
Continuing operations	$0.04	$0.04	$0.07	$0.09
Discontinued operations	-	0.00	-	(0.27)
Basic net income (loss) per share	$0.04	$0.04	$0.07	$(0.18)

Diluted net income (loss) per share:
Continuing operations	$0.04	$0.04	$0.06	$0.08
Discontinued operations	-	0.00	-	(0.25)
Basic net income (loss) per share	$0.04	$0.04	$0.06	$(0.17)

Weighted average shares outstanding:

Basic	16,801	16,744	16,807	16,731
Diluted	17,029	17,235	17,136	17,239

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	July 1, 2005	July 2, 2004		July 1, 2005	July 2, 2004
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,686	$2,929	Accounts payable	$8,034	$7,680
Accounts receivable, net	65,069	44,134	Accrued compensation	20,905	16,202
Other current assets	4,422	3,949	Other current liabilities	7,012	6,942
			Current portion of long-term debt	-	6,649
Total Current Assets	72,177	51,012	Total current liabilities	35,951	37,473
Property and equipment, net	6,724	6,410	Long-term debt	18,800	-
Other assets	41,618	42,264	Other liabilities	9,290	8,364
			Shareholders equity	56,478	53,849
Total assets	120,519	99,686		120,519	99,686

- END -

Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.